Exhibit 99.1

Dyax Corp. Meets Primary Endpoints in Phase I/II Clinical Trial of DX-88 in Patients Undergoing Open Heart Surgery

CAMBRIDGE, Mass.—December 26, 2003—Dyax Corp. (Nasdaq: DYAX) today reported positive initial results from its Phase I/II clinical study to evaluate the use of the recombinant small protein DX-88 in patients undergoing cardiopulmonary bypass (CPB) in the course of coronary artery bypass graft (CABG) surgery.  The double blind, placebo controlled, dose ranging study recruited 42 patients who were considered at low risk for peri- and post-operative complications. 31 patients were treated with DX-88 and 11 received placebo.  The primary endpoints of the study, the pharmacokinetic (PK) profile of DX-88 and safety, were met. The study demonstrated consistent dose related PK and there were no drug related serious adverse events in any group.

DX-88 also demonstrated a biological effect when the secondary endpoint of blood transfusion requirements was examined.  The patients treated with DX-88 had an approximate 50% reduction in total blood transfusion needs, as compared to patients receiving placebo.

Dyax will host a conference call on Monday, December 29, 2003 at 10 a.m. EST to discuss these trial results. Domestic callers dial 1-800-915-4836. International callers dial 1-973-317-5319.

“We are pleased to have met our primary endpoints.  We did not expect to see the level of biological effect of DX-88 on transfusion needs and are encouraged to observe these positive outcomes, particularly given the small sample size and the type of patients included in this Phase I/II trial.  This data serves to support the importance of plasma kallikrein in the transfusion needs associated with CPB,” commented Dr. Tony Williams, Senior Vice President for Medical Affairs and Clinical Operations of Dyax Corp.  “We look forward to presenting the final results at an upcoming scientific meeting,” concluded Dr. Williams.

Dyax’s Phase I/II study of DX-88 in CABG was conducted at three centers: Emory University Hospital and the Atlanta VA Medical Center under Dr. Jerrold Levy, and at Duke University Medical Center under Dr. Hilary Grocott. DX-88 was administered in the study as an intravenous infusion, starting at induction of anesthesia and continuing until detachment from the CPB machine. Dyax is now planning the next trial for DX-88 in this indication to commence during the first half of 2004. This larger study will recruit patients who are considered at high risk for bleeding during CABG surgery.

DX-88 was discovered at Dyax, using its proprietary phage display technology. DX-88 is specifically engineered to be a highly selective, potent inhibitor of human plasma kallikrein, a key regulatory enzyme that is thought to play a role in systemic inflammatory response syndrome (SIRS) and associated complications such as blood loss. Such complications are common in open heart surgical procedures, particularly when cardiopulmonary bypass (CPB) machines are utilized.

“Over 500,000 coronary artery bypass procedures are performed each year in the United States. One of the inherent risks is contact activation, where blood interfaces with the CPB unit and can activate the kallikrein system, leading to untoward systemic inflammatory responses. As a potent kallikrein inhibitor, DX-88 appears to be useful in mitigating these systemic responses by reducing transfusion requirements and blood loss,” commented Dr. Jerrold Levy, Professor of Anesthesiology at Emory University School of Medicine. “The safety and consistent PK demonstrated in this early study are encouraging, as is the decrease in transfusion needs loss observed versus placebo. I look forward to continuing to work with Dyax on further exploring DX-88’s potential as a safe and effective prophylactic agent for CABG surgeries.”

Dyax Corp.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of antibodies, small proteins and peptides as therapeutic products for unmet medical needs, particularly in the areas of inflammation and oncology. Dyax currently has two recombinant proteins in phase II clinical trials. DX-88 is in phase II trials for the potential treatment of hereditary angioedema in collaboration with Genzyme Corporation. Dyax is also evaluating DX-88 in phase I/II studies for its potential use during open heart surgery, specifically coronary artery bypass grafting (CABG) procedures that utilize cardiopulmonary bypass (CPB).The Company’s second clinical compound, DX-890, is in phase II clinical trials for the potential treatment of cystic fibrosis. Both DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which Dyax uses to rapidly identify compounds that bind with high affinity and specificity to therapeutic targets. Dyax is building a pipeline of drug candidates that may be advanced into clinical development at Dyax or in partnership with other companies. Dyax leverages its technology broadly through more than 75 revenue generating licenses and collaborations for therapeutic discovery, as well as non-core areas such as affinity separations, diagnostic imaging, and research reagents. For more information on Dyax Corp., please visit the Company’s website at www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for further clinical trials and commercialization of the DX-88 compound. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect the future commercialization of DX-88 include the risks that: DX-88 may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacture, marketing, sales and distribution of its biopharmaceuticals; DX-88 may not gain market acceptance; Dyax may not be able to obtain and maintain intellectual property protection for DX-88; others may develop technologies or products superior to DX-88; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

Contact:

Dyax Corp.

Anthony Williams, M.D., 617/225-5801

Senior Vice President Medical Affairs

and Clinical Operations

twilliams@dyax.com

or

Sondra Henrichon, 617/250-5839

Director Investor Relations and Corporate Communications

shenrichon@dyax.com